          Exhibit 99.1

      Explanatory Note

 Pursuant to that certain stock option agreement dated January 15, 2004, the Reporting Person was awarded 10,000 option shares.  In  each of following five years commencing on January 15, 2005, the option shares will vest 20%.  All of the options shares will be fully vested and exercisable on
January 15, 2009.

 On or about February 6, 2004, Nexstar Broadcasting Group, Inc. designated the Reporting
Person as an "executive officer" for purposes of Section 16(a) of the Securities Exchange Act of 1934,
as amended.